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                                                                   Exhibit 10(v)


                                                               August 8, 1999




Mr. Jerome M. Karp
131 Windward Drive
Palm Beach Garden, FL  33418

Dear Mr. Karp:

This letter sets forth the payments and benefits you have received or will receive as compensation while you are serving as (i) a director of The First Years Inc., the Massachusetts corporation (the "Parent Company") and (ii) as a director and non-employee, non-executive President and Chairman of The First Years Inc., the Delaware corporation and subsidiary of the Parent Company (the "Delaware Subsidiary").

You will receive the following payments and benefits commencing on August 8, 1999, the date of (i) the termination of the Transition Agreement dated August 8, 1994 between you and the Parent Company (the "Transition Agreement"), and
(ii) your retirement from the Parent Company as Vice-Chairman of the Board; provided however, that for calendar year 1999 you will receive such payments and benefits in full without any pro-ration. You agree that notwithstanding the termination of the Transition Agreement, your obligations under Paragraphs 7, 8, 9, and 10 of the Transition Agreement shall continue in full force and effect.

I. DIRECTOR OF PARENT COMPANY. So long as and provided you are serving as a director of the Parent Company, you will receive the following:

         1. ONE-TIME STOCK OPTION FOR 20,000 SHARES. In order to bring you in line with the other non-employee directors of the Parent Company (who received a one-time option for 20,000 shares upon their initial election to the Board of Directors of the


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              Parent Company), and to align your interests with the interests of outside stockholders of the Parent Company, you were granted in 1999 a one-time non-qualified stock option for 20,000 shares of the Parent Company's common stock under the Parent Company's 1993 Stock Option Plan for Directors.

         2. ANNUAL RETAINER FEE. The annual retainer fee paid to non-employee directors of the Parent Company, as established from time to time by the Board of Directors of the Parent Company (the "Board"). The Board has established $17,500 as the annual retainer fee for calendar year 1999.

         3. MEETINGS ATTENDED FEES. The fee paid to non-employee directors of the Parent Company for each meeting of the Board attended, as established from time to time by the Board. The Board has established $1,050 as the fee for meetings attended for calendar year 1999.

         4. ANNUAL STOCK OPTION. You will receive the annual equity-based award or such other award granted each year to non-employee directors under the Parent Company's 1993 Stock Option Plan for Directors (the "Directors Plan"), the 1993 Equity Incentive Plan, or any other similar plan of the Parent Company in effect from time to time. Currently, under the Directors Plan, the date of grant is the date of each Annual Meeting of Stockholders of the Parent Company; the amount of the option, exercise price, the vesting and duration of the option are all subject each year to the terms of the Directors Plan and the discretion of the Board or the Committee administering the Directors Plan. The amount of the option under the Directors Plan granted to you in calendar year 1999 was equal to 6,000 shares of the Parent Company's common stock.

         5. MEDICAL BENEFITS. You and your spouse will continue to be provided coverage under the Parent Company's group health plan, so long as and provided that you are serving as a director of the Parent Company and provided further that the Parent Company's current health insurance carrier of such plan (and any subsequent carrier) is willing to provide coverage to non-employee directors of the Company. You will


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              also continue to be provided coverage under the medical
              reimbursement plan being provided to you as of this date, so long as and provided that you are serving as a director of the Parent Company; and provided further that the Parent Company's current carrier for such policy (and any subsequent carrier) is willing to provide coverage to non-employee directors; that the Company continues to provide such plan to certain senior officers and non-employee directors; and that such coverage will only be provided within the limits for such reimbursement established by the Company.

         6. GROUP LIFE INSURANCE. You will continue to be provided coverage of up to, but not to exceed, a face amount of fifty thousand dollars ($50,000.) under the Parent Company's group life insurance plan, for a one-year period commencing August 8, 1999 and terminating on August 8, 2000, so long as and provided that the Parent Company's current group life insurance carrier of such plan (and any subsequent carrier) is willing to provide coverage for non-employee directors of the Company.

         7. AUTOMOBILE. The Company will, at its expense, continue to provide you only the leased car currently provided to you until the lease for such car that is in effect on this date expires. The Company will pay the cost of insuring such car and all other expenses including maintenance and repairs.

         8. NO OTHER BENEFITS. Upon your retirement from the Parent Company on August 8, 1999, contributions on your behalf from the Parent Company to the pension plan and 401(K) plan of the Parent Company will terminate as of such date.

II. DIRECTOR, PRESIDENT, AND CHAIRMAN OF DELAWARE SUBSIDIARY. So long as and provided that you are serving as a director and non-employee, non-executive President and Chairman of the Delaware Subsidiary, you will receive the following:

         1. ANNUAL RETAINER FEE. An annual retainer fee equal to one-half (1/2) of the annual retainer fee paid to non-employee directors of the Parent Company as


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              established from time to time by the Board of the Parent Company.
              For calendar year 1999, one half (1/2) of the annual retainer fee paid to non-employee Directors of the Board of the Parent Company is equal to $8,750.

         2. MEETINGS ATTENDED FEE AND EXPENSES. A fee for each meeting attended of the Board of Directors of the Delaware Subsidiary in an amount equal to the meetings attended fee paid to non-employee directors of the Parent Company, as established form time to time by the Board of the Parent Company. For calendar year 1999, the meetings attended fee paid to non-employee directors of the Parent Company is equal to $1,050. You will also be reimbursed for all expenses which you incur related to your service to the Delaware Subsidiary.

         3. ANNUAL STOCK OPTION. You will receive the annual award equal to one half (1/2) of the annual equity-based award or such other award granted to non-employee directors of the Parent Company under the Parent Company's 1993 Stock Option Plan for Directors, the 1993 Equity Incentive Plan, or any other similar plan of the Parent Company in effect from time to time. Currently, under the Directors Plan, the date of grant is the date of each Annual Meeting of Stockholders of the Parent Company; the amount of such option, exercise price, the duration and vesting, are all subject each year to the terms of the Directors Plan and the discretion of the Board or the Committee administering the Directors Plan. The option granted to you for calendar year 1999 under the Directors Plan was equal to 3,000 shares of the Parent Company's common stock.

III. NO EMPLOYMENT RELATIONSHIP. You agree that this letter does not constitute an employment agreement with the Parent Company or the Delaware Subsidiary, that you are not an employee of the Parent Company (as of August 8, 1999) or the Delaware Subsidiary and that you shall render your services to the Delaware Subsidiary as an independent contractor. You agree that your directorships on the Boards of the Parent Company and the Delaware Subsidiary are subject to the nomination by the respective Boards of each Company and election by the stockholders of the each Company.


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IV.      TERMINATION. Either you or the Parent Company may terminate the
         Agreement without cause upon thirty (30) days prior written notice to the other.

V. GOVERNING LAW AND OTHER MISCELLANEOUS TERMS. This letter Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to its principles of conflicts of law. This Agreement shall not be amended except by an agreement in writing signed by both parties. This Agreement contains the entire agreement between the parties with respect to the subject matter of this Agreement and all other understandings, arrangements, and prior agreements are merged into and superceded by this Agreement, except that your obligations under Paragraphs 7, 8, 9, and 10 of the Transition Agreement will continue in full force and effect.

Please acknowledge your assent to the terms of this letter Agreement by signing below.

                                                    Sincerely yours,

                                                    THE FIRST YEARS INC.



                                                    By: /s/ Ronald J. Sidman
                                                        ------------------------

                                                    Title: President and CEO
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Agreed and Accepted by:

/s/ Jerome M. Karp                                  Date: 11/11/99
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Jerome M. Karp



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